DUKE REALTY CORPORATION AND SUBSIDIARIES        Exhibit 99.2
Consolidated Balance Sheets
As of December 31,
(in thousands, except per share amounts)

	2010	2009
ASSETS
Real estate investments:
Land and improvements	$1,166,409	$1,106,016
Buildings and tenant improvements	5,396,339	5,284,103
Construction in progress	61,205	103,298
Investments in and advances to unconsolidated companies	367,445	501,121
Undeveloped land	625,353	660,723
	7,616,751	7,655,261
Accumulated depreciation	(1,290,417)	(1,311,733)
Net real estate investments	6,326,334	6,343,528

Real estate investments and related assets held-for-sale	394,287	—

Cash and cash equivalents	18,384	147,322
Accounts receivable, net of allowance of $2,945 and $3,198	22,588	20,604
Straight-line rent receivable, net of allowance of $7,260 and $6,929	125,185	131,934
Receivables on construction contracts, including retentions	7,408	18,755
Deferred financing costs, net of accumulated amortization of $46,407 and $37,577	46,320	54,489
Deferred leasing and other costs, net of accumulated amortization of $269,000 and $240,151	517,934	371,286
Escrow deposits and other assets	185,836	216,361
	$7,644,276	$7,304,279
LIABILITIES AND EQUITY
Indebtedness:
Secured debt	$1,065,628	$785,797
Unsecured notes	2,948,405	3,052,465
Unsecured lines of credit	193,046	15,770
	4,207,079	3,854,032
Liabilities related to real estate investments held-for-sale	14,732	—

Construction payables and amounts due subcontractors, including retentions	44,782	43,147
Accrued real estate taxes	83,615	84,347
Accrued interest	62,407	62,971
Other accrued expenses	61,448	48,758
Other liabilities	129,860	198,906
Tenant security deposits and prepaid rents	50,450	44,258
Total liabilities	4,654,373	4,336,419
Shareholders’ equity:
Preferred shares ($.01 par value); 5,000 shares authorized; 3,618 and 4,067 shares issued and outstanding	904,540	1,016,625
Common shares ($.01 par value); 400,000 shares authorized; 252,195 and 224,029 shares issued and outstanding	2,522	2,240
Additional paid-in capital	3,573,720	3,267,196
Accumulated other comprehensive loss	(1,432)	(5,630)
Distributions in excess of net income	(1,533,740)	(1,355,086)
Total shareholders’ equity	2,945,610	2,925,345
Noncontrolling interests	44,293	42,515
Total equity	2,989,903	2,967,860
	$7,644,276	$7,304,279
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31,
(in thousands, except per share amounts)

	2010	2009	2008
Revenues:
Rental and related revenue	$869,130	$830,993	$791,855
General contractor and service fee revenue	515,361	449,509	434,624
	1,384,491	1,280,502	1,226,479
Expenses:
Rental expenses	194,904	189,175	176,499
Real estate taxes	116,688	110,058	94,683
General contractor and other services expenses	486,865	427,666	418,743
Depreciation and amortization	346,789	320,965	289,744
	1,145,246	1,047,864	979,669
Other operating activities:
Equity in earnings of unconsolidated companies	7,980	9,896	23,817
Gain on sale of properties	39,662	12,337	39,057
Earnings from sales of land	—	357	12,651
Undeveloped land carrying costs	(9,203)	(10,403)	(8,204)
Impairment charges	(9,834)	(275,360)	(10,165)
Other operating expenses	(1,231)	(1,017)	(8,298)
General and administrative expense	(41,329)	(47,937)	(39,508)
	(13,955)	(312,127)	9,350
Operating income (loss)	225,290	(79,489)	256,160
Other income (expenses):
Interest and other income, net	534	1,229	1,451
Interest expense	(237,848)	(204,573)	(181,637)
Gain (loss) on debt transactions	(16,349)	20,700	1,953
Gain (loss) on acquisitions, net	55,820	(1,062)	—
Income (loss) from continuing operations before income taxes	27,447	(263,195)	77,927
Income tax benefit (expense)	1,126	6,070	7,005
Income (loss) from continuing operations	28,573	(257,125)	84,932
Discontinued operations:
Income before impairment charges and gain on sales	3,635	6,055	9,781
Impairment charges	—	(27,206)	(1,266)
Gain on sale of depreciable properties	33,054	6,786	16,961
Income (loss) from discontinued operations	36,689	(14,365)	25,476
Net income (loss)	65,262	(271,490)	110,408
Dividends on preferred shares	(69,468)	(73,451)	(71,426)
Adjustments for repurchase of preferred shares	(10,438)	—	14,046
Net (income) loss attributable to noncontrolling interests	536	11,340	(2,620)
Net income (loss) attributable to common shareholders	$(14,108)	$(333,601)	$50,408
Basic net income (loss) per common share:
Continuing operations attributable to common shareholders	$(0.22)	$(1.60)	$0.16
Discontinued operations attributable to common shareholders	0.15	(0.07)	0.17
Total	$(0.07)	$(1.67)	$0.33
Diluted net income (loss) per common share:
Continuing operations attributable to common shareholders	(0.22)	(1.60)	0.16
Discontinued operations attributable to common shareholders	0.15	(0.07)	0.17
Total	(0.07)	(1.67)	0.33
Weighted average number of common shares outstanding	238,920	201,206	146,915
Weighted average number of common shares and potential dilutive securities	238,920	201,206	154,553

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31,
(in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$65,262	$(271,490)	$110,408
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of buildings and tenant improvements	271,058	266,803	246,441
Amortization of deferred leasing and other costs	89,126	73,323	68,511
Amortization of deferred financing costs	13,897	13,679	13,640
Straight-line rent adjustment	(15,233)	(18,832)	(15,118)
Impairment charges	9,834	302,567	11,431
(Gain) loss on debt extinguishment	16,349	(20,700)	(1,953)
(Gain) loss on acquisitions	(57,715)	1,062	—
Deferred tax asset valuation allowance	—	7,278	—
Earnings from land and depreciated property sales	(72,716)	(19,480)	(29,612)
Build-for-Sale operations, net	—	14,482	80,751
Third-party construction contracts, net	(6,449)	(4,583)	125,855
Other accrued revenues and expenses, net	68,892	47,830	26,875
Operating distributions received in excess of equity in earnings from unconsolidated companies	8,851	8,533	5,618
Net cash provided by operating activities	391,156	400,472	642,847
Cash flows from investing activities:
Development of real estate investments	(119,404)	(268,890)	(436,256)
Acquisition of real estate investments and related intangible assets, net of cash acquired	(488,539)	(31,658)	(20,123)
Acquisition of undeveloped land	(14,404)	(5,474)	(40,893)
Second generation tenant improvements, leasing costs and building improvements	(88,723)	(79,054)	(74,814)
Other deferred leasing costs	(38,905)	(23,329)	(30,498)
Other assets	(7,260)	(392)	281
Proceeds from land and depreciated property sales, net	499,520	256,330	116,563
Capital distributions from unconsolidated companies	22,119	—	95,392
Capital contributions and advances to unconsolidated companies, net	(53,194)	(23,481)	(132,244)
Net cash used for investing activities	(288,790)	(175,948)	(522,592)
Cash flows from financing activities:
Proceeds from issuance of common shares, net	298,004	551,136	17,100
Proceeds from issuance of preferred shares, net	—	—	290,014
Payments for repurchases of preferred shares	(118,787)	—	(12,405)
Proceeds from unsecured debt issuance	250,000	500,000	325,000
Payments on and repurchases of unsecured debt	(392,597)	(707,016)	(261,479)
Proceeds from secured debt financings	4,158	290,418	—
Payments on secured indebtedness including principal amortization	(207,060)	(11,396)	(55,600)
Borrowings (payments) on lines of credit, net	177,276	(467,889)	(62,408)
Distributions to common shareholders	(162,015)	(151,333)	(283,375)
Distributions to preferred shareholders	(69,468)	(73,451)	(71,439)
Contributions from (distributions to) noncontrolling interests, net	(5,741)	(1,524)	(12,837)
Cash settlement of interest rate swaps	—	—	(14,625)
Deferred financing costs	(5,074)	(28,679)	(3,681)
Net cash used for financing activities	(231,304)	(99,734)	(145,735)
Net increase (decrease) in cash and cash equivalents	(128,938)	124,790	(25,480)
Cash and cash equivalents at beginning of year	147,322	22,532	48,012
Cash and cash equivalents at end of year	$18,384	$147,322	$22,532
Non-cash investing and financing activities:
Assumption of indebtedness and other liabilities for real estate acquisitions	$527,464	$—	$39,480
Contribution of properties to, net of debt assumed by, unconsolidated companies	$41,609	$20,663	$133,312
Investments and advances related to acquisition of previously unconsolidated companies	$184,140	$206,852	$—
Distribution of property from unconsolidated company	$—	$—	$76,449
Conversion of Limited Partner Units to common shares	$(8,055)	$592	$13,149
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Equity
(in thousands, except per share data)

	Common Shareholders
	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Distributions in Excess of Net Income	Non- Controlling Interests	Total
Balance at December 31, 2007	$744,000	$1,462	$2,667,286	$(1,279)	$(632,967)	$83,238	$2,861,740
Comprehensive Income:
Net income	—	—	—	—	107,788	2,620	110,408
Derivative instrument activity	—	—	—	(7,373)	—	—	(7,373)
Comprehensive income							103,035
Issuance of preferred shares	300,000	—	(10,000)	—	—	—	290,000
Issuance of common shares	—	9	15,482	—	—	—	15,491
Stock based compensation plan activity	—	2	15,683	—	(2,017)	—	13,668
Conversion of Limited Partner Units	—	11	13,138	—	—	(17,065)	(3,916)
Distributions to preferred shareholders	—	—	—	—	(71,426)	—	(71,426)
Repurchase of preferred shares	(27,375)	—	924	—	14,046	—	(12,405)
Distributions to common shareholders ($1.93 per share)	—	—	—	—	(283,375)	—	(283,375)
Distributions to noncontrolling interests, net	—	—	—	—	—	(12,837)	(12,837)
Balance at December 31, 2008	$1,016,625	$1,484	$2,702,513	$(8,652)	$(867,951)	$55,956	$2,899,975
Comprehensive Loss:
Net loss	—	—	—	—	(260,150)	(11,340)	(271,490)
Derivative instrument activity	—	—	—	3,022	—	—	3,022
Comprehensive loss							(268,468)
Issuance of common shares	—	752	550,652	—	—	—	551,404
Stock based compensation plan activity	—	2	13,441	—	(2,186)	—	11,257
Conversion of Limited Partner Units	—	2	590	—	(15)	(577)	—
Distributions to preferred shareholders	—	—	—	—	(73,451)	—	(73,451)
Distributions to common shareholders ($.76 per share)	—	—	—	—	(151,333)	—	(151,333)
Distributions to noncontrolling interests, net	—	—	—	—	—	(1,524)	(1,524)
Balance at December 31, 2009	$1,016,625	$2,240	$3,267,196	$(5,630)	$(1,355,086)	$42,515	$2,967,860
Comprehensive Income:
Net income	—	—	—	—	65,798	(536)	65,262
Derivative instrument activity	—	—	—	4,198	—	—	4,198
Comprehensive income							69,460
Issuance of common shares	—	265	297,801	—	—	—	298,066
Stock based compensation plan activity	—	3	13,056	—	(2,531)	—	10,528
Conversion of Limited Partner Units	—	14	(8,069)	—	—	8,055	—
Distributions to preferred shareholders	—	—	—	—	(69,468)	—	(69,468)
Repurchase of preferred shares	(112,085)	—	3,736	—	(10,438)	—	(118,787)
Distributions to common shareholders ($0.68 per share)	—	—	—	—	(162,015)	—	(162,015)
Distributions to noncontrolling interests	—	—	—	—	—	(5,741)	(5,741)
Balance at December 31, 2010	$904,540	$2,522	$3,573,720	$(1,432)	$(1,533,740)	$44,293	$2,989,903
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	The Company
Substantially all of our Rental Operations (see Note 9) are conducted through Duke Realty Limited Partnership (“DRLP”). We owned approximately 98.0% of the common partnership interests of DRLP (“Units”) at December 31, 2010. At the option of the holders, subject to certain restrictions, the remaining Units are redeemable for shares of our common stock on a one-to-one basis and earn dividends at the same rate as shares of our common stock. If determined to be necessary in order to continue to qualify as a real estate investment trust (“REIT”), we may elect to purchase the Units for an equivalent amount of cash rather than issuing shares of common stock upon redemption. We conduct our Service Operations (see Note 9) through Duke Realty Services, LLC, Duke Realty Services Limited Partnership and Duke Construction Limited Partnership (“DCLP”). DCLP is owned through a taxable REIT subsidiary. The terms “we”, “us” and “our” refer to Duke Realty Corporation and subsidiaries (the “Company”) and those entities owned or controlled by the Company.

(2)	Summary of Significant Accounting Policies
FASB Codification
On July 1, 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“ASC” or the “Codification”) that established the exclusive authoritative reference for accounting principles generally accepted in the United States of America (“GAAP”) for use in financial statements, except for SEC rules and interpretive releases, which are also authoritative GAAP for SEC registrants. The Codification superseded all existing non-SEC accounting and reporting standards but did not impact any of our existing accounting policies.
Principles of Consolidation
The consolidated financial statements include our accounts and the accounts of our majority-owned or controlled subsidiaries. The equity interests in these controlled subsidiaries not owned by us are reflected as noncontrolling interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. Investments in entities that we do not control, and variable interest entities (“VIEs”) in which we are not the primary beneficiary, are not consolidated and are reflected as investments in unconsolidated companies under the equity method of reporting.
Reclassifications
Certain amounts in the accompanying consolidated financial statements for 2009 and 2008 have been reclassified to conform to the 2010 consolidated financial statement presentation.
Real Estate Investments
Rental real property, including land, land improvements, buildings and tenant improvements, are included in real estate investments and are generally stated at cost. Construction in process and undeveloped land are included in real estate investments and are stated at cost. Real estate investments also include our equity interests in unconsolidated joint ventures that own and operate rental properties and hold land for development.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Depreciation
Buildings and land improvements are depreciated on the straight-line method over their estimated lives not to exceed 40 and 15 years, respectively, for properties that we develop, and not to exceed 30 and 10 years, respectively, for acquired properties. Tenant improvement costs are depreciated using the straight-line method over the term of the related lease.
Cost Capitalization
Direct and certain indirect costs clearly associated with the development, construction, leasing or expansion of real estate investments are capitalized as a cost of the property. In addition, all leasing commissions paid to third parties for new leases or lease renewals are capitalized. We capitalize a portion of our indirect costs associated with our construction, development and leasing efforts. In assessing the amount of direct and indirect costs to be capitalized, allocations are made based on estimates of the actual amount of time spent in each activity. We do not capitalize any costs attributable to downtime or to unsuccessful projects.
We capitalize direct and indirect project costs associated with the initial construction of a property up to the time the property is substantially complete and ready for its intended use. In addition, we capitalize costs, including real estate taxes, insurance, and utilities, that have been allocated to vacant space based on the square footage of the portion of the building not held available for immediate occupancy during the extended lease-up periods after construction of the building shell has been completed if costs are being incurred to ready the vacant space for its intended use. If costs and activities incurred to ready the vacant space cease, then cost capitalization is also discontinued until such activities are resumed. Once necessary work has been completed on a vacant space, project costs are no longer capitalized.
We cease capitalization of all project costs on extended lease-up periods when significant activities have ceased, which does not exceed the shorter of a one-year period after the completion of the building shell or when the property attains 90% occupancy.
Impairment
We evaluate our real estate assets, with the exception of those that are classified as held- for- sale, for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If such an evaluation is considered necessary, we compare the carrying amount of that real estate asset, or asset group, with the expected undiscounted cash flows that are directly associated with, and that are expected to arise as a direct result of, the use and eventual disposition of that asset, or asset group. Our estimate of the expected future cash flows used in testing for impairment is based on, among other things, our estimates regarding future market conditions, rental rates, occupancy levels, costs of tenant improvements, leasing commissions and other tenant concessions, assumptions regarding the residual value of our properties at the end of our anticipated holding period and the length of our anticipated holding period and is, therefore, subjective by nature. These assumptions could differ materially from actual results. If our strategy changes or if market conditions otherwise dictate a reduction in the holding period and an earlier sale date, an impairment loss could be recognized and such loss could be material. To the extent the carrying amount of a real estate asset, or asset group, exceeds the associated estimate of undiscounted cash flows, an impairment loss is recorded to reduce the carrying value of the asset to its fair value.

The determination of the fair value of real estate assets is also highly subjective, especially in markets where there is a lack of recent comparable transactions. We primarily utilize the income approach to

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

estimate the fair value of our income producing real estate assets. To the extent that the assumptions used in testing long-lived assets for impairment differ from those of a marketplace participant, the assumptions are modified in order to estimate the fair value of a real estate asset when an impairment charge is measured. In addition to determining future cash flows, which make the estimation of a real estate asset’s undiscounted cash flows highly subjective, the selection of the discount rate and exit capitalization rate used in applying the income approach is also highly subjective.
Real estate assets classified as held- for- sale are reported at the lower of their carrying value or their fair value, less estimated costs to sell. Once a property is designated as held-for-sale, no further depreciation expense is recorded.
Purchase Accounting
On January 1, 2009, we adopted the new accounting standard (FASB ASC 805) on purchase accounting, which required acquisition related costs to be expensed immediately as period costs. This new standard also requires that (i) 100% of the assets and liabilities of an acquired entity, as opposed to the amount proportional to the portion acquired, must be recorded at fair value upon an acquisition and (ii) a gain or loss must be recognized for the difference between the fair value and the carrying value of any existing ownership interests in acquired entities. Finally, this new standard requires that contingencies arising from a business combination be recorded at fair value if the acquisition date fair value can be determined during the measurement period.
We allocate the purchase price of acquired properties to net tangible and identified intangible assets based on their respective fair values, using all pertinent information available at the date of acquisition. The allocation to tangible assets (buildings, tenant improvements and land) is based upon management’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. The purchase price of real estate assets is also allocated among three categories of intangible assets consisting of the above or below market component of in-place leases, the value of in-place leases and the value of customer relationships.
The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in deferred leasing and other costs in the balance sheet and below market leases are included in other liabilities in the balance sheet; both are amortized to rental income over the remaining terms of the respective leases.
The total amount of intangible assets is further allocated to in-place lease values and to customer relationship values based upon management’s assessment of their respective values. These intangible assets are included in deferred leasing and other costs in the balance sheet and are depreciated over the remaining term of the existing lease, or the anticipated life of the customer relationship, as applicable.

Joint Ventures
We have equity interests in unconsolidated joint ventures that own and operate rental properties and hold land for development. We consolidate those joint ventures that are considered to be variable interest

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

entities (“VIEs”) where we are the primary beneficiary. We analyze our investments in joint ventures to determine if the joint venture is considered a VIE and would require consolidation. We (i) evaluate the sufficiency of the total equity investment at risk, (ii) review the voting rights and decision-making authority of the equity investment holders as a group, and whether there are any guaranteed returns, protection against losses, or capping of residual returns within the group and (iii) establish whether activities within the venture are on behalf of an investor with disproportionately few voting rights in making this VIE determination. We would consolidate a venture that is determined to be a VIE if we were the primary beneficiary.
On January 1, 2010, we adopted a new accounting standard that eliminated the primarily quantitative model previously in effect to determine the primary beneficiary of a VIE and replaced it with a qualitative model that focuses on which entities have the power to direct the activities of the VIE as well as the obligation or rights to absorb the VIE’s losses or receive its benefits. This new standard requires assessments at each reporting period of which party within the VIE is considered the primary beneficiary and also requires a number of new disclosures related to VIEs. The reconsideration of the initial determination of VIE status is still based on the occurrence of certain events. We were not the primary beneficiary of any VIEs at January 1, 2010 and the implementation of this new accounting standard did not have a material impact on our results of operation or financial condition.
During 2010, events took place within two of our unconsolidated joint ventures that required us to re-evaluate our previous conclusions that these two joint ventures were not VIEs. Upon reconsideration, we determined that the fair values of the equity investments at risk were not sufficient, when considering their overall capital requirements, and we therefore concluded that these two ventures now meet the applicable criteria to be considered VIEs.
These two joint ventures were formed with the sole purpose of developing, constructing, leasing, marketing and selling properties for a profit. The majority of the business activities of these joint ventures are financed with third-party debt, with joint and several guarantees provided by the joint venture partners. All significant decisions for both joint ventures, including those decisions that most significantly impact each venture’s economic performance, require unanimous joint venture partner approval as well as, in certain cases, lender approval. In both joint ventures, unanimous joint venture partner approval requirements include entering into new leases, setting annual operating budgets, selling an underlying property, and incurring additional indebtedness. Because no single variable interest holder exercises control over the decisions that most significantly affect each venture’s economic performance, we determined that the equity method of accounting is still appropriate for these joint ventures.

The following is a summary of the carrying value in our consolidated balance sheet, as well as our maximum loss exposure under guarantees, for entities we have determined to be VIEs as of December 31, 2010:

	Carrying Value	Maximum Loss Exposure
Investment in Unconsolidated Company	$ 31.7 million	$ 31.7 million
Guarantee Obligations (1)	$ (25.2) million	$ (63.7) million

(1)
We are party to joint and several guarantees of the third-party debt of both of these joint ventures and our maximum loss exposure is equal to the maximum monetary obligation pursuant to the guarantee agreements. In 2009, we recorded a liability for our probable future obligation under a guarantee to the lender of one of these ventures. Pursuant to an agreement with the lender, we may make member loans to this joint venture that will reduce our maximum guarantee obligation on a dollar- for- dollar basis. The carrying value of our recorded guarantee obligations is included in other liabilities in our Consolidated Balance Sheets.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

To the extent that our joint ventures do not qualify as VIEs, we consolidate those joint ventures that we control through majority ownership interests or where we are the managing member and our partner does not have substantive participating rights. Control is further demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the joint venture without the consent of the limited partner and inability of the limited partner to replace the general partner. We use the equity method of accounting for those joint ventures where we do not have control over operating and financial policies. Under the equity method of accounting, our investment in each joint venture is included on our balance sheet; however, the assets and liabilities of the joint ventures for which we use the equity method are not included on our balance sheet.
To the extent that we contribute assets to a joint venture, our investment in the joint venture is recorded at our cost basis in the assets that were contributed to the joint venture. To the extent that our cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in our share of equity in net income of the joint venture. We recognize gains on the contribution or sale of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.
Cash Equivalents
Investments with an original maturity of three months or less are classified as cash equivalents.
Valuation of Receivables
We reserve the entire receivable balance, including straight-line rent, of any tenant with an amount outstanding over 90 days. Additional reserves are recorded for more current amounts, as applicable, where we have determined collectability to be doubtful. Straight-line rent receivables for any tenant with long-term risk, regardless of the status of current rent receivables, are reviewed and reserved as necessary.
Deferred Costs
Costs incurred in connection with obtaining financing are amortized to interest expense over the term of the related loan. All direct and indirect costs, including estimated internal costs, associated with the leasing of real estate investments owned by us are capitalized and amortized over the term of the related lease. We include lease incentive costs, which are payments made on behalf of a tenant to sign a lease, in deferred leasing costs and amortize them on a straight-line basis over the respective lease terms as a reduction of rental revenues. We include as lease incentives amounts funded to construct tenant improvements owned by the tenant. Unamortized costs are charged to expense upon the early termination of the lease or upon early payment of the financing.

Convertible Debt Accounting
On January 1, 2009, we adopted a new accounting standard (FASB ASC 470) for convertible debt instruments that may be settled in cash upon conversion. This new standard required separate accounting for the debt and equity components of certain convertible instruments. Our 3.75% Exchangeable Senior Notes (“Exchangeable Notes”), issued in November 2006, have an exchange rate of 20.47 common shares per $1,000 principal amount of the notes, representing an exchange price of $48.85 per share of our common stock. The Exchangeable Notes were subject to the accounting changes required by this new standard, which required that the value assigned to the debt component equal the estimated fair value of debt with similar contractual cash flows, but without the conversion feature, resulting in the debt being recorded at a discount. The resulting debt discount will be amortized over the period from its issuance through November 2011, the first optional redemption date, as additional non-cash interest expense. We

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

were required to apply this new accounting standard retrospectively to prior periods.
At December 31, 2010, the Exchangeable Notes had $167.6 million of principal outstanding, an unamortized discount of $2.1 million and a net carrying amount of $165.6 million. The carrying amount of the equity component was $34.7 million at December 31, 2010. Subsequent to the implementation of the new standard, interest expense is recognized on the Exchangeable Notes at an effective rate of 5.6%. The increase to interest expense (in thousands) on the Exchangeable Notes, which led to a corresponding decrease to net income, for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	2010	2009	2008
Interest expense on Exchangeable Notes, excluding effect of accounting for convertible debt	$7,136	$14,850	$21,574
Effect of accounting for convertible debt	2,474	5,024	6,536
Total interest expense on Exchangeable Notes	$9,610	$19,874	$28,110
Noncontrolling Interests
On January 1, 2009, we adopted a new accounting standard (FASB ASC 810) on noncontrolling interests, which required noncontrolling interests (previously referred to as minority interests) to be reported as a component of total equity, resulting in retroactive changes to the presentation of the noncontrolling interests in the consolidated balance sheets and statements of operations. This new standard also modified the accounting for changes in the level of ownership in consolidated subsidiaries.
Noncontrolling interests relate to the minority ownership interests in DRLP and interests in consolidated property partnerships that are not wholly owned. Noncontrolling interests are subsequently adjusted for additional contributions, distributions to noncontrolling holders and the noncontrolling holders’ proportionate share of the net earnings or losses of each respective entity.
Prior to January 1, 2009, when a Unit was redeemed (Note 1), the difference between the aggregate book value and the purchase price of the Unit increased the recorded value of our net assets. For redemptions of Units subsequent to January 1, 2009, the change in ownership is treated as an equity transaction and there is no effect on our earnings or net assets.
Revenue Recognition
Rental and Related Revenue
The timing of revenue recognition under an operating lease is determined based upon ownership of the tenant improvements. If we are the owner of the tenant improvements, revenue recognition commences after the improvements are completed and the tenant takes possession or control of the space. In contrast, if we determine that the tenant allowances we are funding are lease incentives, then we commence revenue recognition when possession or control of the space is turned over to the tenant. Rental income from leases with free rental periods or scheduled rental increases during their terms is recognized on a straight-line basis.
We record lease termination fees when a tenant has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any material conditions that must be met or waived before the fee is due to us.
General Contractor and Service Fee Revenue
Management fees are based on a percentage of rental receipts of properties managed and are recognized as

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

the rental receipts are collected. Maintenance fees are based upon established hourly rates and are recognized as the services are performed. Construction management and development fees represent fee-based third-party contracts and are recognized as earned based on the terms of the contract, which approximates the percentage of completion method.
We recognize income on construction contracts where we serve as a general contractor on the percentage of completion method. Using this method, profits are recorded based on our estimates of the percentage of completion of individual contracts, commencing when the work performed under the contracts reaches a point where the final costs can be estimated with reasonable accuracy. The percentage of completion estimates are based on a comparison of the contract expenditures incurred to the estimated final costs. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.
Receivables on construction contracts were in an over-billed position of $160,000 and $470,000 at December 31, 2010 and 2009.
Property Sales
Gains on sales of all properties are recognized in accordance with FASB ASC 360-20. The specific timing of the sale of a building is measured against various criteria in FASB ASC 360-20 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance from the seller associated with the properties. We make judgments based on the specific terms of each transaction as to the amount of the total profit from the transaction that we recognize considering factors such as continuing ownership interest we may have with the buyer (“partial sales”) and our level of future involvement with the property or the buyer that acquires the assets. If the full accrual sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the full accrual sales criteria are met. Estimated future costs to be incurred after completion of each sale are included in the determination of the gain on sales.
To the extent that a property has had operations prior to sale, and that we do not have continuing involvement with the property, gains from sales of depreciated property are included in discontinued operations and the proceeds from the sale of these held-for-rental properties are classified in the investing activities section of the Consolidated Statements of Cash Flows.
Gains or losses from our sale of properties that were developed or repositioned with the intent to sell and not for long-term rental (“Build-for-Sale” properties) are classified as gain on sale of properties in the Consolidated Statements of Operations. Other rental properties that do not meet the criteria for presentation as discontinued operations are also classified as gain on sale of properties in the Consolidated Statements of Operations.
Net Income (Loss) Per Common Share
Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common shareholders, less dividends on share-based awards expected to vest, by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share is computed by dividing the sum of basic net income (loss) attributable to common shareholders and the noncontrolling interest in earnings allocable to Units not owned by us (to the extent the Units are dilutive), by the sum of the weighted average number of common shares outstanding and, to the extent they are dilutive, partnership Units outstanding, as well as any potential dilutive securities for the period.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

During the first quarter of 2009, we adopted a new accounting standard (FASB ASC 260-10) on participating securities, which we have applied retrospectively to prior period calculations of basic and diluted earnings per common share. Pursuant to this new standard, certain of our share-based awards are considered participating securities because they earn dividend equivalents that are not forfeited even if the underlying award does not vest.
The following table reconciles the components of basic and diluted net income (loss) per common share (in thousands):

	2010	2009	2008
Net income (loss) attributable to common shareholders	$(14,108)	$(333,601)	$50,408
Less: Dividends on share-based awards expected to vest	(2,513)	(1,759)	(1,631)
Basic net income (loss) attributable to common shareholders	(16,621)	(335,360)	48,777
Noncontrolling interest in earnings of common unitholders	—	—	2,640
Diluted net income (loss) attributable to common shareholders	$(16,621)	$(335,360)	$51,417

Weighted average number of common shares outstanding	238,920	201,206	146,915
Weighted average partnership Units outstanding	—	—	7,619
Other potential dilutive shares	—	—	19
Weighted average number of common shares and potential dilutive securities	238,920	201,206	154,553

The partnership Units are anti-dilutive for the years ended December 31, 2010 and 2009, as a result of the net loss for these periods. In addition, substantially all potential shares related to our stock-based compensation plans as well as our 3.75% Exchangeable Senior Notes (“Exchangeable Notes”) are anti-dilutive for all years presented. The following table summarizes the data that is excluded from the computation of net income (loss) per common share as a result of being anti-dilutive (in thousands):

	2010	2009	2008
Noncontrolling interest in earnings of common unitholders	$351	$11,099	$—
Weighted average partnership Units outstanding	5,950	6,687	—
Other potential dilutive shares:
Anti-dilutive potential shares under stock-based compensation plans	4,713	7,872	8,219
Anti-dilutive potential shares under the Exchangeable Notes	3,890	8,089	11,771
Federal Income Taxes
We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted taxable income to our stockholders. Management intends to continue to adhere to these requirements and to maintain our REIT status. As a REIT, we are entitled to a tax deduction for some or all of the dividends we pay to shareholders. Accordingly, we generally will not be subject to federal income taxes as long as we currently distribute to shareholders an amount equal to or in excess of our taxable income. We are also generally subject to federal income taxes on any taxable income that is not currently distributed to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes and may not be able to qualify as a REIT for four subsequent taxable years.
REIT qualification reduces, but does not eliminate, the amount of state and local taxes we pay. In addition, our financial statements include the operations of taxable corporate subsidiaries that are not entitled to a dividends paid deduction and are subject to corporate federal, state and local income taxes. As a REIT, we

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

may also be subject to certain federal excise taxes if we engage in certain types of transactions.
The following table reconciles our net income (loss) to taxable income (loss) before the dividends paid deduction for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
Net income (loss)	$65,262	$(271,490)	$110,408
Book/tax differences	78,178	441,784	127,607
Taxable income before adjustments	143,440	170,294	238,015
Less: capital gains	(62,477)	(10,828)	(80,069)
Adjusted taxable income subject to 90% distribution requirement	$80,963	$159,466	$157,946
Our dividends paid deduction is summarized below (in thousands):

	2010	2009	2008
Cash dividends paid	$231,446	$224,784	$355,782
Cash dividends declared and paid in current year that apply to previous year	—	—	(52,471)
Less: Capital gain distributions	(62,477)	(10,828)	(80,069)
Less: Return of capital	(82,283)	(49,321)	(59,709)
Total dividends paid deduction attributable to adjusted taxable income	$86,686	$164,635	$163,533

A summary of the tax characterization of the dividends paid for the years ended December 31, 2010, 2009 and 2008 follows:

	2010	2009	2008
Common Shares
Ordinary income	24.9%	69.0%	39.3%
Return of capital	56.3%	26.4%	27.3%
Capital gains	18.8%	4.6%	33.4%
	100.0%	100.0%	100.0%
Preferred Shares
Ordinary income	57.0%	93.7%	70.2%
Capital gains	43.0%	6.3%	29.8%
	100.0%	100.0%	100.0%
Refinements to our operating strategy in 2009 caused us to reduce our projections of taxable income in our taxable REIT subsidiary. As the result of these changes in our projections, we determined that it was more likely than not that the taxable REIT subsidiary would not generate sufficient taxable income to realize any of its deferred tax assets. Accordingly, a full valuation allowance was established for our deferred tax assets in 2009, which we have continued to maintain through December 31, 2010. Income taxes are not material to our operating results or financial position.
We received income tax refunds, net of federal and state income tax payments, of $19.7 million in 2010. We paid federal and state income taxes of $800,000 and $3.5 million in 2009 and 2008, respectively. The taxable REIT subsidiaries have no significant net deferred income tax or unrecognized tax benefit items.
Derivative Financial Instruments
We periodically enter into certain interest rate protection agreements to effectively convert or cap floating rate debt to a fixed rate, and to hedge anticipated future financing transactions, both of which qualify for cash flow hedge accounting treatment. Net amounts paid or received under these agreements are recognized as an adjustment to the interest expense of the corresponding debt. We do not utilize derivative

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

financial instruments for trading or speculative purposes.
If a derivative qualifies as a cash flow hedge, the change in fair value of the derivative is recognized in other comprehensive income to the extent the hedge is effective, while the ineffective portion of the derivative’s change in fair value is recognized in earnings. Gains and losses on our interest rate protection agreements are subsequently included in earnings as an adjustment to interest expense in the same periods in which the related interest payments being hedged are recognized in earnings.
We estimate the fair value of derivative instruments using standard market conventions and techniques such as discounted cash flow analysis, option pricing models and termination cost at each balance sheet date. For all hedging relationships, we formally document the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness.
Fair Value Measurements
On January 1, 2009, we adopted a new accounting standard (FASB ASC 820) that establishes a framework for measuring fair value of non-financial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis but only in certain circumstances, such as a business combination.

Assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities to which we have access.
Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.
In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
Use of Estimates
The preparation of the financial statements requires management to make a number of estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The most significant estimates, as discussed within our Summary of Significant Accounting Policies, pertain to the critical assumptions utilized in testing real estate assets for impairment as well as in estimating the fair value of real estate assets when an impairment event has taken place.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Actual results could differ from those estimates.

(3)	Significant Acquisitions and Dispositions
2010 Acquisition of Remaining Interest in Dugan Realty, L.L.C.
On July 1, 2010, we acquired our joint venture partner’s 50% interest in Dugan Realty, L.L.C. (“Dugan”), a real estate joint venture that we had previously accounted for using the equity method, for a payment of $166.7 million. Dugan held $28.1 million of cash at the time of acquisition, which resulted in a net cash outlay of $138.6 million. As the result of this transaction we obtained 100% of Dugan’s membership interests.
At the date of acquisition, Dugan owned 106 industrial buildings totaling 20.8 million square feet and 63 net acres of undeveloped land located in Midwest and Southeast markets. Dugan had a secured loan with a face value of $195.4 million due in October 2010, which was repaid at its scheduled maturity date, and a secured loan with a face value of $87.6 million due in October 2012 (see Note 8). The acquisition was completed in order to pursue our strategy to increase our overall allocation to industrial real estate assets.

The following table summarizes our allocation of the fair value of amounts recognized for each major class of assets and liabilities (in thousands):

Real estate assets	$502,418
Lease related intangible assets	107,155
Other assets	28,658
Total acquired assets	$638,231

Secured debt	$285,376
Other liabilities	20,243
Total assumed liabilities	$305,619

Fair value of acquired net assets (represents 100% interest)	$332,612
We previously managed and performed other ancillary services for Dugan’s properties and, as a result, Dugan had no employees of its own and no separately recognizable brand identity. As such, we determined that the consideration paid to the seller, plus the fair value of the incremental share of the assumed liabilities, represented the fair value of the additional interest in Dugan that we acquired, and that no goodwill or other non-real estate related intangible assets were required to be recognized through the transaction. Accordingly, we also determined that the fair value of the acquired ownership interest in Dugan equaled the fair value of our existing ownership interest.
In conjunction with acquiring our partner’s ownership interest in Dugan, we derecognized a $50.0 million liability related to a put option held by our partners. The put liability was originally recognized in October 2000, in connection with a sale of industrial properties and undeveloped land to Dugan, at which point our joint venture partner was given an option to put up to $50.0 million of its interest in Dugan to us in exchange for our common stock or cash (at our option). Our gain on acquisition, considering the derecognition of the put liability, was calculated as follows (in thousands):

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Fair value of existing interest (represents 50% interest)	$166,306
Less:
Carrying value of investment in Dugan	158,591
Put option liability derecognized	(50,000)
108,591
Gain on acquisition	$57,715
Since the acquisition date, Dugan’s results of operations have been included in continuing operations in our consolidated financial statements and have generated $38.7 million of incremental rental revenue, $4.4 million of incremental rental expenses, and $7.1 million of incremental real estate tax expense. We additionally have recognized $5.2 million of interest expense, subsequent to the acquisition date, related to Dugan’s two secured loans.
Other 2010 Acquisitions
We also acquired additional properties during the year ended December 31, 2010 as shown below:

Location	Product Type	Number of Buildings
Phoenix, Arizona	Industrial	1
South Florida	Industrial	40
Houston, Texas	Industrial	3
Chicago, Illinois	Industrial	2
Nashville, Tennessee	Industrial	1
Columbus, Ohio	Industrial	1
Charlotte, North Carolina	Medical Office	1
South Florida	Office	3

The following table summarizes our preliminary allocation of the fair value of amounts recognized for each major class of assets and liabilities (in thousands):

Real estate assets	$483,396
Lease related intangible assets	122,069
Other assets	6,822
Total acquired assets	$612,287

Secured and unsecured debt	$221,696
Other liabilities	9,194
Total assumed liabilities	$230,890

Fair value of acquired net assets	$381,397
The above acquisitions include the first tranche of a portfolio of primarily industrial properties in South Florida (the “Premier Portfolio”), which we purchased on December 30, 2010 for $281.7 million, including the assumption of secured debt that had a face value of $155.7 million. The first tranche included 39 buildings totaling more than 3.4 million square feet, comprised of 38 industrial properties and one office property. We intend, and are under contract, to acquire another 17 buildings to complete the

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

acquisition of the Premier Portfolio in early 2011. The acquisition of the Premier Portfolio includes an earn-out provision where we have agreed to pay the sellers 25% of any increase in the fair value of the properties over an agreed-upon value, less our additional capital investments in the buildings, at the end of the five year period subsequent to the acquisition. At the time of acquisition, we estimated the fair value of this contingent payment to be inconsequential and, as such, have not recorded any liability as part of purchase accounting. Any subsequent changes to this estimate will be recognized through future earnings. Overall purchase accounting allocations for the first tranche of the Premier Portfolio are preliminary as of December 31, 2010.
2009 Consolidation of Retail Joint Ventures
Through March 31, 2009, we were a member in two retail real estate joint ventures with a retail developer. Both entities were jointly controlled by us and our partner, through equal voting interests, and were accounted for as unconsolidated subsidiaries under the equity method. As of April 1, 2009, we had made combined equity contributions of $37.9 million to the two entities and we also had combined outstanding principal and accrued interest of $173.0 million on advances to the two entities.
We advanced $2.0 million to the two entities, who then distributed the $2.0 million to our partner in exchange for the redemption of our partner’s membership interests, effective April 1, 2009, at which time we obtained 100% control of the voting interests of both entities. We entered into these transactions to gain control of these two entities because it allowed us to operate and potentially dispose of the entities in a manner that best serves our capital needs.
In conjunction with the redemption of our partner’s membership interests, we entered a profits interest agreement that entitles our former partner to additional payments should the combined sale of the two acquired entities, as well as the sale of another retail real estate joint venture that we and our partner still jointly control, result in an aggregate profit. Aggregate profit on the sale of these three projects will be calculated by using a formula defined in the profits interest agreement. We have estimated that the fair value of the potential additional payment to our partner is insignificant.

A summary of the fair value of amounts recognized for each major class of assets and liabilities acquired is as follows (in thousands):

Buildings, land and tenant improvements	$176,038
Undeveloped land	6,500
Total real estate assets	182,538
Lease related intangible assets	24,350
Other assets	3,987
Total acquired assets	210,875
Liabilities assumed	(4,023)
Fair value of acquired net assets	$206,852
The fair values recognized from the real estate and related assets acquired were primarily determined using the income approach. The most significant assumptions in the fair value estimates were the discount rates and the exit capitalization rates. The estimates of fair value were determined to have primarily relied upon Level 3 inputs.
We recognized a loss of $1.1 million upon acquisition, which represents the difference between the fair value of the recognized assets and the carrying value of our pre-existing equity interest. The acquisition

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

date fair value of the net recognized assets as compared to the acquisition date carrying value of our outstanding advances and accrued interest, as well as the acquisition date carrying value of our pre-existing equity interests, is shown as follows (in thousands):

Net fair value of acquired assets and liabilities	$206,852
Less advances to acquired entities eliminated upon consolidation	(173,006)
Less acquisition date carrying value of equity in acquired entities	(34,908)
Loss on acquisition	$(1,062)
Since April 1, 2009, the results of operations for both acquired entities have been included in continuing operations in our consolidated financial statements. Due to our significant pre-existing ownership and financing positions in the two acquired entities, the inclusion of their results of operations did not have a material effect on our operating income.
Fair Value Measurements
The fair value estimates used in allocating the aggregate purchase price of each acquisition among the individual components of real estate assets and liabilities were determined primarily through calculating the “as-if vacant” value of each building, using the income approach, and relied significantly upon internally determined assumptions. We have, thus, determined these estimates to have been primarily based upon Level 3 inputs, which are unobservable inputs based on our own assumptions. The most significant assumptions utilized in these estimates, for our 2010 acquisitions, are summarized as follows:

Discount rate	8.9% -12.5%
Exit capitalization rate	7.6% - 10.5%
Lease up period	12 - 36 months
Net rental rate per square foot - Industrial	$1.80 - $8.00
Net rental rate per square foot - Office	$19.00
Net rental rate per square foot - Medical Office	$19.27
Acquisition-Related Transaction Costs
The gain on acquisition, in our consolidated Statements of Operations, for the year ended December 31, 2010 is presented net of $1.9 million of transaction costs.

Dispositions
We disposed of undeveloped land and income producing real estate related assets and received net proceeds of $499.5 million, $288.2 million and $459.6 million in 2010, 2009 and 2008, respectively. Included in the building dispositions in 2010 is the sale of seven suburban office buildings, totaling over 1.0 million square feet, to a newly formed subsidiary of an existing 20% owned joint venture. These buildings were sold to the new entity for an agreed value of $173.9 million, of which our 80% share of proceeds totaled $139.1 million.
All other dispositions were not individually material.

(4)	Related Party Transactions
We provide property management, asset management, leasing, construction and other tenant related

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

services to unconsolidated companies in which we have equity interests. We recorded the corresponding fees based on contractual terms that approximate market rates for these types of services and we have eliminated our ownership percentage of these fees in the consolidated financial statements. The following table summarizes the fees earned from these companies for the years ended December 31, 2010, 2009 and 2008, respectively (in millions):

	2010	2009	2008
Management fees	$7.6	$8.4	$7.8
Leasing fees	2.7	4.2	2.8
Construction and development fees	10.3	10.2	12.7

(5)	Investments in Unconsolidated Companies
We have equity interests in unconsolidated joint ventures that develop, own and operate rental properties and hold land for development.
Combined summarized financial information for the unconsolidated companies as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, are as follows (in thousands):

	2010	2009	2008
Rental revenue	$228,378	$254,787	$250,312
Net income	$19,202	$9,760	$40,437

Land, buildings and tenant improvements, net	$1,687,228	$2,072,435
Construction in progress	120,834	128,257
Undeveloped land	177,473	176,356
Other assets	242,461	260,249
	$2,227,996	$2,637,297

Indebtedness	$1,082,823	$1,319,696
Other liabilities	66,471	75,393
	1,149,294	1,395,089
Owners’ equity	1,078,702	1,242,208
	$2,227,996	$2,637,297

Dugan generated $42.5 million in revenues and $6.4 million of net income in the six months of 2010 prior to its July 1 consolidation. Dugan generated $85.7 million and $90.3 million of revenues and $12.5 million and $16.8 million of net income during 2009 and 2008, respectively, and had total assets of $649.3 million as of December 31, 2009.
Our share of the scheduled principal payments of long term debt for the unconsolidated joint ventures for each of the next five years and thereafter as of December 31, 2010 are as follows (in thousands):

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Year	Future Repayments

2011	$72,349
2012	3,710
2013	70,522
2014	30,157
2015	57,486
Thereafter	127,614
$361,838

(6)	Discontinued Operations and Assets Held for Sale

The amounts described in the following paragraphs and tables have been reclassified from the previously filed consolidated financial statements to reflect the reclassification of the operations of certain properties to discontinued operations. The results of operations for properties sold or classified as held for sale in the first nine months of 2011 have been reclassified as income from discontinued operations for the years ended December 31, 2010, 2009 and 2008 in the consolidated statements of operations. Of the 14 properties sold during the period January 1, 2011 through September 30, 2011, eight properties were classified as held for sale as of December 31, 2010.
The following table illustrates the number of properties in discontinued operations:

	Held for Sale as of September 30, 2011	Sold in 2011	Sold in 2010	Sold in 2009	Sold in 2008	Total

Office	3	11	11	5	4	34
Industrial	—	3	6	—	4	13
Retail	—	—	2	—	—	2
	3	14	19	5	8	49
We allocate interest expense to discontinued operations and have included such interest expense in computing income from discontinued operations. Interest expense allocable to discontinued operations includes interest on any secured debt for properties included in discontinued operations and an allocable share of our consolidated unsecured interest expense for unencumbered properties. The allocation of unsecured interest expense to discontinued operations was based upon the gross book value of the unencumbered real estate assets included in discontinued operations as it related to the total gross book value of our unencumbered real estate assets.
The following table illustrates operations of the buildings reflected in discontinued operations for the years ended December 31 (in thousands):

	2010	2009	2008
Revenues	$48,437	$67,702	$87,529
Operating expenses	(19,292)	(25,234)	(31,053)
Depreciation and amortization	(13,395)	(19,161)	(25,208)
Operating income	15,750	23,307	31,268
Interest expense	(12,115)	(17,252)	(21,487)
Income before impairment charges and gain on sales	3,635	6,055	9,781
Impairment charges	—	(27,206)	(1,266)
Gain on sale of depreciable properties	33,054	6,786	16,961
Income (loss) from discontinued operations	$36,689	$(14,365)	$25,476

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Dividends on preferred shares and adjustments for repurchase of preferred shares are allocated entirely to continuing operations. The following table illustrates the allocation of the income (loss) attributable to common shareholders between continuing operations and discontinued operations, reflecting an allocation of income or loss attributable to noncontrolling interests between continuing and discontinued operations, for the years ended December 31, 2010, 2009 and 2008, respectively (in thousands):

	2010	2009	2008
Income (loss) from continuing operations attributable to common shareholders	$(49,906)	$(319,698)	$26,188
Income (loss) from discontinued operations attributable to common shareholders	35,798	(13,903)	24,220
Net income (loss) attributable to common shareholders	$(14,108)	$(333,601)	$50,408
At December 31, 2010, we classified nine properties as held-for-sale, which were included in discontinued operations. Additionally, we have classified 15 in-service properties as held-for-sale, but have included the results of operations of these properties in continuing operations, either based on our present intention to sell the properties to entities in which we will retain a minority equity ownership interest or because of continuing involvement through a management agreement. The following table illustrates aggregate balance sheet information of the aforementioned nine properties included in discontinued operations, as well as the 15 held-for-sale properties whose results are included in continuing operations at December 31, 2010 (in thousands):

	Properties Included in Discontinued Operations	Properties Included in Continuing Operations	Total Held-for-Sale Properties
Balance Sheet:
Real estate investment, net	$89,643	$265,049	$354,692
Other assets	9,557	30,038	39,595
Total assets held-for-sale	$99,200	$295,087	$394,287

Accrued expenses	$2,936	$6,679	$9,615
Other liabilities	1,789	3,328	5,117
Total liabilities held-for-sale	$4,725	$10,007	$14,732

(7)	Impairments and Other Charges
The following table illustrates impairment and other charges recognized during the years ended December 31, 2010, 2009 and 2008, respectively (in thousands):

	2010	2009	2008
Undeveloped land	$9,834	$136,581	$8,632
Buildings	—	78,087	2,799
Investments in unconsolidated companies	—	56,437	—
Other real estate related assets	—	31,461	—
Impairment charges	$9,834	$302,566	$11,431
Less: Impairment charges included in discontinued operations	—	(27,206)	(1,266)
Impairment charges - continuing operations	$9,834	$275,360	$10,165

Land and Buildings
During 2009, we refined our operating strategy and one result of this change in strategy was the decision to dispose of approximately 1,800 acres of land, which had a total cost basis of $385.3 million, rather than holding them for future development. Our change in strategy for this land triggered the requirement to

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

conduct an impairment analysis, which resulted in a determination that a significant portion of the land was impaired. We recognized impairment charges on land of $136.6 million in 2009, primarily as the result of writing down the land that was identified for disposition, and determined to be impaired, to fair value. As part of determining the fair value of the non-strategic land in connection with the impairment analysis, we considered estimates made by national and local independent real estate brokers who were familiar both with the land parcels subject to evaluation as well as with conditions in the specific markets where the land was located. There were few, if any, recent and representative transactions in many of the markets where our non-strategic land was, or is still, located upon which we could base our impairment analysis. In such instances, we considered older comparable transactions, while adjusting estimated values downward to reflect the troubled condition of the overall economy at the time, constraints on available capital for potential buyers, and the resultant effect of both of these factors on real estate prices. In all cases, members of our senior management that were responsible for the individual markets where the non-strategic land was located and members of the Company’s accounting and financial management team reviewed the broker’s estimates for factual accuracy and reasonableness. In almost all cases, our estimate of fair value was comparable to that estimated by the brokers; however, we were ultimately responsible for all valuation estimates made in determining the extent of the impairment. Actual sales of our undeveloped land targeted for disposition could be at prices that differ significantly from our estimates and additional impairments may be necessary in the future in the event market conditions deteriorate further. Our valuation estimates primarily relied upon Level 3 inputs, as defined earlier in this report.
During 2009, we also reviewed our existing portfolio of buildings and determined that several buildings, which had previously not been actively marketed for disposal, were not strategic and would not be held as long-term investments. Additionally, at various times throughout the year, we determined it appropriate to re-evaluate certain other buildings that were in various stages of the disposition process for impairment because new information was available that triggered further analysis. Impairment charges of $78.1 million were recognized for 28 office, industrial and retail buildings that were determined to be impaired, either as the result of a refinement in management’s strategy or changes in market conditions. Of the 28 commercial buildings that were determined to be impaired during 2009, the Company utilized an income approach in determining the fair value of 16 of the buildings and a market approach in determining the fair value of the other twelve buildings. The most significant assumptions, when using the income approach, included the discount rate as well as future exit capitalization rates, occupancy levels, rental rates and capital expenditures. The twelve buildings to which the market approach was applied were in various stages of the selling process. The Company’s estimates of fair value for these twelve buildings were based upon asset-specific purchase and sales contracts, letters of intent or otherwise agreed upon offer prices, with third parties. These negotiated prices were based upon, and comparable to, income approach calculations we completed as part of the selling process. Ten of these twelve properties were sold subsequent to the recognition of the impairment charge. There were no material differences in the ultimate selling price of the buildings compared to the selling price used in measuring the initial impairment charge. Fair value measurements for the buildings that were determined to be impaired relied primarily upon Level 3 inputs, as defined earlier in this report.

Investments in Unconsolidated Subsidiaries
We have an investment in an unconsolidated entity (the “3630 Peachtree joint venture”) whose sole activity is the development and operation of the office component of a multi-use office and residential high-rise building located in the Buckhead sub-market of Atlanta. As the result of declines in rental rates and projected increases in capital costs, we analyzed our investment during the three-month period ended September 30, 2009 and recognized an impairment charge to write off our $14.4 million investment, as we determined that an other-than-temporary decline in value had taken place. As a result of the 3630

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Peachtree joint venture’s obligations to the lender in its construction loan agreement, the likelihood that our partner will be unable to contribute its share of the additional equity to fund the 3630 Peachtree joint venture’s future capital costs, and ultimately the obligation stemming from our joint and several guarantee of the 3630 Peachtree joint venture loan, we recorded an additional liability of $36.3 million, and an equal charge to impairment expense, for our probable future obligations to the lender. The estimates of fair value utilized in determining the aforementioned charges relied primarily on Level 3 inputs, as defined earlier in this report.
Due to credit issues with its most significant tenant, an inability to renew third-party financing on acceptable terms and an increase to its projected capital expenditures, we analyzed an investment in an unconsolidated joint venture (the “Park Creek joint venture”) during the three-month period ended June 30, 2009 to determine whether there was an other-than-temporary decline in value. As a result of that analysis, we determined that an other-than-temporary decline in value had taken place and we wrote our investment in the Park Creek joint venture down to its fair value, thus recognizing a $5.8 million impairment charge. We estimated the fair value of the Park Creek joint venture using the income approach and the most significant assumption in the estimate was the expected period of time in which we would hold our investment in the joint venture. We concluded that the estimate of fair value relied primarily upon Level 3 inputs, as defined earlier in this report.
Other Real Estate Related Assets
We recognized $31.5 million of impairment charges on other real estate related assets during 2009. The impairment charges related primarily to reserving loans receivable from other real estate entities as well as writing off previously deferred development costs.

(8)	Indebtedness
Indebtedness at December 31, 2010 and 2009 consists of the following (in thousands):

	2010	2009
Fixed rate secured debt, weighted average interest rate of 6.41% at December 31, 2010, and 6.67% at December 31, 2009, maturity dates ranging from 2011 to 2027	$1,042,722	$766,299
Variable rate secured debt, weighted average interest rate of 3.69% at December 31, 2010, and 3.33% at December 31, 2009, maturity dates ranging from 2012 to 2025	22,906	19,498
Fixed rate unsecured debt, weighted average interest rate of 6.43% at December 31, 2010, and 6.32% at December 31, 2009, maturity dates ranging from 2011 to 2028	2,948,405	3,052,465
Unsecured lines of credit, weighted average interest rate of 2.83% at December 31, 2010, and 1.08% at December 31, 2009, maturity dates ranging from 2011 to 2013	193,046	15,770
	$4,207,079	$3,854,032

Fixed Rate Secured Debt
As of December 31, 2010, our secured debt was collateralized by rental properties with a carrying value of $1.8 billion and by letters of credit in the amount of $7.0 million.
The fair value of our fixed rate secured debt as of December 31, 2010 was $1.1 billion. Because our fixed rate secured debt is not actively traded in any marketplace, we used a discounted cash flow methodology to determine its fair value. Accordingly, we calculated fair value by applying an estimate of the current market rate to discount the debt’s remaining contractual cash flows. Our estimate of a current market rate, which is the most significant input in the discounted cash flow calculation, is intended to replicate debt of similar maturity and loan-to-value relationship. The estimated rates ranged from 4.80% to 6.70%, depending on the attributes of the specific loans. The current market rates we utilized were internally estimated; therefore, we have concluded that our determination of fair value for our fixed rate secured

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

debt was primarily based upon Level 3 inputs, as defined earlier in this report.
On July 1, 2010, we assumed two non-recourse secured loans associated with the acquisition of Dugan, which had acquisition-date fair values of $196.6 million and $88.8 million and face values of $195.4 million and $87.6 million. The $196.6 million loan, which bore interest at a rate of 7.52%, was repaid at its maturity in October 2010 while the $88.8 million loan, which bears interest at 5.92%, matures in October 2012. Both loans were determined at acquisition to have a market interest rate of 5.25%.
In December 2010, we assumed 14 secured loans which had an acquisition date fair value of $158.2 million and a face value of $155.7 million, in conjunction with the acquisition of the Premier Portfolio. The loans carry a weighted average interest rate of 5.58% and a weighted remaining term of 3.4 years. The assumed loans were determined to have market interest rates of 5.00%.
In conjunction with two other acquisitions, we assumed two loans, with a combined acquisition date fair value of $36.4 million, in December 2010. These two loans had a combined face value of $35.8 million. The loans mature in May 2014 and October 2016 and were determined to have market interest rates of 5.25% and 5.12%.
In February, March and July 2009, we borrowed a total of $270.0 million from three 10-year fixed rate secured debt financings that are secured by 32 rental properties. The secured debt bears interest at a weighted average rate of 7.69% and matures at various points in 2019. Additionally, in June 2009, we borrowed $8.5 million from two 6.50% 10-year fixed rate mortgages due in 2019, which are secured by two properties.
Fixed Rate Unsecured Debt
Gains and losses on repurchase are shown after the write off of applicable issuance costs and other accounting adjustments.
We took the following actions during 2010 and 2009 as it pertains to our fixed rate unsecured indebtedness:

•	In January 2010, we repaid $99.8 million of corporate unsecured debt, which had an effective interest rate of 5.37%, at its scheduled maturity date.

•
Throughout 2010, through a cash tender offer and open market transactions, we repurchased certain of our outstanding series of senior unsecured notes scheduled to mature in 2011 and 2013 for $292.2 million. The total face value of these repurchases was $279.9 million. We recognized a loss of $16.3 million on the repurchases after writing off applicable issuance costs and other accounting adjustments.

•	On April 1, 2010, we issued $250.0 million of senior unsecured notes that bear interest at 6.75% and mature on March 15, 2020.

•
In conjunction with one of our acquisitions in 2010, we assumed a $22.4 million unsecured loan that matures in June 2020 and bears interest at an effective rate of 6.26%. This loan was originated less than one year prior to the acquisition and we concluded that the loan’s fair value equaled its face value.

•	In February 2009, we repaid $124.0 million of 6.83% corporate unsecured debt at its scheduled maturity date.

•
Throughout 2009, we repurchased portions of various series of our senior unsecured notes with various scheduled maturity dates through December 2011, both on the open market and through cash tender offers, for $500.9 million. The total face value of these repurchases was $542.9 million. We recognized a gain of $27.5 million on the repurchases after writing off applicable

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

issuance costs and other accounting adjustments. The aforementioned gains on repurchase were partially offset by a $6.8 million charge to write off fees paid for a canceled secured debt transaction.

•
In August 2009, we issued $500.0 million of senior unsecured notes in two equal tranches. The first $250.0 million of the senior unsecured notes mature in February 2015 and bear interest at an effective rate of 7.50%, while the other $250.0 million of the senior unsecured notes mature in August 2019 and bear interest at an effective rate of 8.38%.

•	In November 2009, we repaid $82.1 million of senior unsecured notes with an effective interest rate of 7.86% on their scheduled maturity date.
The fair value of our fixed rate unsecured debt as of December 31, 2010 was approximately $3.2 billion. We utilized broker estimates in estimating the fair value of our fixed rate unsecured debt. Our unsecured notes are thinly traded and, in many cases, the broker estimates were not based upon comparable transactions. The broker estimates took into account any recent trades within the same series of our fixed rate unsecured debt, comparisons to recent trades of other series of our fixed rate unsecured debt, trades of fixed rate unsecured debt from companies with profiles similar to ours, as well as overall economic conditions. We reviewed these broker estimates for reasonableness and accuracy, considering whether the estimates were based upon market participant assumptions within the principal and most advantageous market and whether any observable inputs would be more preferable indicators of fair value to the broker estimates. We concluded that the broker estimates were representative of fair value. We have determined that our estimation of the fair value of our fixed rate unsecured debt was primarily based upon Level 3 inputs. The estimated trading values of our fixed rate unsecured debt, depending on the maturity and coupon rates, ranged from 101.00% to 117.30% of face value.
The indentures (and related supplemental indentures) governing our outstanding series of notes also require us to comply with financial ratios and other covenants regarding our operations. We were in compliance with all such covenants as of December 31, 2010.

Unsecured Lines of Credit
Our unsecured lines of credit as of December 31, 2010 are described as follows (in thousands):

Description	Borrowing Capacity	Maturity Date	Outstanding at December 31, 2010
Unsecured Line of Credit – DRLP	$850,000	February 2013	$175,000
Unsecured Line of Credit – Consolidated Subsidiary	$30,000	July 2011	$18,046
The DRLP unsecured line of credit has a borrowing capacity of $850.0 million with an interest rate on borrowings of LIBOR plus 2.75% (equal to 3.01% for borrowings as of December 31, 2010), and matures in February 2013. Subject to certain conditions, the terms also include an option to increase the facility by up to an additional $200.0 million, for a total of up to $1.05 billion. This line of credit provides us with an option to obtain borrowings from financial institutions that participate in the line, at rates that may be lower than the stated interest rate, subject to certain restrictions.
This line of credit contains financial covenants that require us to meet certain financial ratios and defined levels of performance, including those related to fixed charge coverage and debt-to-asset value (with asset value being defined in the DRLP unsecured line of credit agreement). As of December 31, 2010, we were in compliance with all covenants under this line of credit.
The consolidated subsidiary’s unsecured line of credit allows for borrowings up to $30.0 million at a rate of LIBOR plus .85% (equal to 1.11% for outstanding borrowings as of December 31, 2010). This

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

unsecured line of credit is used to fund development activities within the consolidated subsidiary and matures in July 2011 with, at our option, a 12-month extension.
To the extent that there are outstanding borrowings, we utilize a discounted cash flow methodology in order to estimate the fair value of our unsecured lines of credit. The net present value of the difference between future contractual interest payments and future interest payments based on our estimate of a current market rate represents the difference between the book value and the fair value. Our estimate of a current market rate is based upon the rate, considering current market conditions and our specific credit profile, at which we estimate we could obtain similar borrowings. The current market rate of 2.91% that we utilized was internally estimated; therefore, we have concluded that our determination of fair value for our unsecured lines of credit was primarily based upon Level 3 inputs, as defined earlier in this report.
Changes in Fair Value
As all of our fair value debt disclosures relied primarily on Level 3 inputs, the following table summarizes the book value and changes in the fair value of our debt for the year ended December 31, 2010 (in thousands):

	Book Value at 12/31/09	Book Value at 12/31/10	Fair Value at 12/31/09	Total Realized Losses/(Gains)	Issuances and Assumptions	Payoffs	Adjustments to Fair Value	Fair Value at 12/31/10
Fixed rate secured debt	$766,299	$1,042,722	$770,255	$—	$479,038	$(207,061)	$27,330	$1,069,562
Variable rate secured debt	19,498	22,906	14,419	—	4,158	—	4,329	22,906
Fixed rate unsecured notes	3,052,465	2,948,405	3,042,230	12,317	272,352	(380,280)	218,032	3,164,651
Unsecured lines of credit	15,770	193,046	14,714	—	177,276	—	1,234	193,224
Total	$3,854,032	$4,207,079	$3,841,618	$12,317	$932,824	$(587,341)	$250,925	$4,450,343

Scheduled Maturities and Interest Paid
At December 31, 2010, the scheduled amortization and maturities of all indebtedness, excluding fair value and other accounting adjustments, for the next five years and thereafter were as follows (in thousands):

Year	Amount
2011	$401,311
2012	320,780
2013	702,337
2014	319,150
2015	321,254
Thereafter	2,139,529
$4,204,361
The amount of interest paid in 2010, 2009 and 2008 was $246.5 million, $224.0 million and $235.6 million, respectively. The amount of interest capitalized in 2010, 2009 and 2008 was $11.5 million, $26.9 million and $53.5 million, respectively.

(9)	Segment Reporting
We have three reportable operating segments, the first two of which consist of the ownership and rental of office and industrial real estate investments. The operations of our office and industrial properties, along

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

with our medical office and retail properties, are collectively referred to as “Rental Operations.” Our medical office and retail properties do not meet the quantitative thresholds for separate presentation as reportable segments. The third reportable segment consists of providing various real estate services such as property management, asset management, maintenance, leasing, development and construction management to third-party property owners and joint ventures, as well as our Build-for-Sale operations (defined below), and is collectively referred to as “Service Operations.” Our reportable segments offer different products or services and are managed separately because each segment requires different operating strategies and management expertise.
Gains on sale of properties developed or acquired with the intent to sell (“Build-for-Sale” properties), and whose operations prior to sale are insignificant, are classified as part of the income of the Service Operations business segment. The periods of operation for Build-for-Sale properties prior to sale were of short duration. Build-for-Sale properties, which are no longer part of our operating strategy, did not represent a significant component of our operations in 2010 or 2009.
Other revenue consists of other operating revenues not identified with one of our operating segments. Interest expense and other non-property specific revenues and expenses are not allocated to individual segments in determining our performance measure.

We assess and measure our overall operating results based upon an industry performance measure referred to as Funds From Operations (“FFO”), which management believes is a useful indicator of our consolidated operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with GAAP. FFO is a non-GAAP financial measure. The most comparable GAAP measure is net income (loss) attributable to common shareholders. Consolidated FFO attributable to common shareholders should not be considered as a substitute for net income (loss) attributable to common shareholders or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of NAREIT. We do not allocate certain income and expenses (“Non-Segment Items” as shown in the table below) to our operating segments. Thus, the operational performance measure presented here on a segment-level basis represents net earnings excluding depreciation expense, as well as excluding the Non-Segment Items not allocated, and is not meant to present FFO as defined by NAREIT.
Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. FFO, as defined by NAREIT, represents GAAP net income (loss), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.
Management believes that the use of consolidated FFO attributable to common shareholders, combined with net income (which remains the primary measure of performance), improves the understanding of operating results of REITs among the investing public and makes comparisons of REIT operating results more meaningful. Management believes that, by excluding gains or losses related to sales of previously depreciated real estate assets and excluding real estate asset depreciation and amortization, investors and analysts are able to readily identify the operating results of the long-term assets that form the core of a

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

REIT’s activity and assist in comparing these operating results between periods or as compared to different companies.

The following table shows (i) the revenues and FFO for each of the reportable segments and (ii) a reconciliation of consolidated FFO attributable to common shareholders to net income (loss) attributable to common shareholders for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
Revenues
Rental Operations:
Office	$495,845	$512,693	$498,778
Industrial	295,815	254,278	245,152
Non-reportable Rental Operations segments	66,376	51,645	28,023
General contractor and service fee revenue	515,361	449,509	434,624
Total Segment Revenues	1,373,397	1,268,125	1,206,577
Other Revenue	11,094	12,377	19,902
Consolidated Revenue from continuing operations	1,384,491	1,280,502	1,226,479
Discontinued Operations	48,437	67,702	87,529
Consolidated Revenue	$1,432,928	$1,348,204	$1,314,008
Reconciliation of Consolidated Funds From Operations
Net earnings excluding depreciation and Non-Segment Items
Office	$286,744	$300,964	$298,150
Industrial	219,238	191,005	188,158
Non-reportable Rental Operations segments	43,424	33,886	17,033
Service Operations	28,496	21,843	54,938
	577,902	547,698	558,279
Non-Segment Items:
Interest expense	(237,848)	(204,573)	(181,637)
Impairment charges	(9,834)	(275,360)	(10,165)
Interest and other income	534	1,229	1,451
Other operating expenses	(1,231)	(1,017)	(8,298)
General and administrative expenses	(41,329)	(47,937)	(39,508)
Gain on land sales	—	357	12,651
Undeveloped land carrying costs	(9,203)	(10,403)	(8,204)
Gain (loss) on debt transactions	(16,349)	20,700	1,953
Gain (loss) on acquisitions, net	55,820	(1,062)	—
Income tax benefit (expense)	1,126	6,070	7,005
Other non-segment income	8,132	5,905	17,332
Net (income) loss attributable to noncontrolling interests	536	11,340	(2,620)
Noncontrolling interest share of FFO adjustments	(7,771)	(11,514)	(16,527)
Joint venture items	40,346	46,862	61,643
Dividends on preferred shares	(69,468)	(73,451)	(71,426)
Adjustments for repurchase of preferred shares	(10,438)	—	14,046
Discontinued operations	17,030	(1,990)	33,723
Consolidated FFO attributable to common shareholders	297,955	12,854	369,698
Depreciation and amortization on continuing operations	(346,789)	(320,965)	(289,744)
Depreciation and amortization on discontinued operations	(13,395)	(19,161)	(25,208)
Company's share of joint venture adjustments	(34,674)	(36,966)	(38,321)
Earnings (loss) from depreciated property sales on continuing operations	39,662	12,337	—
Earnings from depreciated property sales on discontinued operations	33,054	6,786	16,961
Earnings from depreciated property sales - share of joint venture	2,308	—	495
Noncontrolling interest share of FFO adjustments	7,771	11,514	16,527
Net income (loss) attributable to common shareholders	$(14,108)	$(333,601)	$50,408

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The assets for each of the reportable segments as of December 31, 2010 and 2009 are as follows (in thousands):

	December 31, 2010	December 31, 2009
Assets
Rental Operations:
Office	$3,122,565	$3,394,229
Industrial	3,210,566	2,233,607
Non-reportable Rental Operations segments	627,491	605,102
Service Operations	231,662	332,676
Total Segment Assets	7,192,284	6,565,614
Non-Segment Assets	451,992	738,665
Consolidated Assets	$7,644,276	$7,304,279
Tenant improvements and leasing costs to re-let rental space that had been previously under lease to tenants are referred to as second generation expenditures. Building improvements that are not specific to any tenant but serve to improve integral components of our real estate properties are also second generation expenditures. In addition to revenues and FFO, we also review our second generation capital expenditures in measuring the performance of our individual Rental Operations segments. We review these expenditures to determine the costs associated with re-leasing vacant space and maintaining the condition of our properties. Our second generation capital expenditures by segment are summarized as follows for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
Second Generation Capital Expenditures
Office	$65,203	$64,281	$56,844
Industrial	23,271	13,845	16,443
Non-reportable Rental Operations segments	249	928	1,527
Total	$88,723	$79,054	$74,814

(10)	Leasing Activity
Future minimum rents due to us under non-cancelable operating leases at December 31, 2010 are as follows (in thousands):

Year	Amount
2011	$725,006
2012	685,716
2013	601,796
2014	499,821
2015	413,880
Thereafter	1,302,113
$4,228,332
In addition to minimum rents, certain leases require reimbursements of specified operating expenses that amounted to $190.0 million, $191.0 million and $183.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

(11)	Employee Benefit Plans
We maintain a 401(k) plan for full-time employees. We have historically made matching contributions up

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

to an amount equal to three percent of the employee’s salary and may also make annual discretionary contributions. We temporarily suspended the Company’s matching program beginning in July 2009; however, a discretionary contribution was made at the end of 2010. The total expense recognized for this plan was $1.3 million, $1.6 million and $3.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.

We make contributions to a contributory health and welfare plan as necessary to fund claims not covered by employee contributions. The total expense we recognized related to this plan was $10.4 million, $11.2 million and $9.6 million for 2010, 2009 and 2008, respectively. These expense amounts include estimates based upon the historical experience of claims incurred but not reported as of year-end.

(12)	Shareholders’ Equity
We periodically use the public equity markets to fund the development and acquisition of additional rental properties or to pay down debt. The proceeds of these offerings are contributed to DRLP in exchange for an additional interest in DRLP.
In June 2010, we issued 26.5 million shares of common stock for net proceeds of approximately $298.1 million. The proceeds from this offering were used for acquisitions, general corporate purposes and repurchases of preferred shares and fixed rate unsecured debt.
Throughout 2010, pursuant to the share repurchase plan approved by our board of directors, we repurchased 4.5 million shares of our 8.375% Series O Cumulative Redeemable Preferred Shares. The preferred shares that we repurchased had a total face value of approximately $112.1 million, and were repurchased for $118.8 million. An adjustment of approximately $10.4 million, which included a ratable portion of issuance costs, increased the net loss attributable to common shareholders. All shares repurchased were retired prior to December 31, 2010.
In April 2009, we issued 75.2 million shares of common stock for net proceeds of $551.4 million. The proceeds from the issuance were used to repay outstanding borrowings under the DRLP unsecured line of credit and for other general corporate purposes.
During the fourth quarter of 2008, pursuant to the share repurchase plan approved by our board of directors, we repurchased 109,500 preferred shares from all of our outstanding series of preferred shares. The preferred shares repurchased had a total redemption value of approximately $27.4 million, and were repurchased for $12.4 million. An adjustment of approximately $14.0 million, net of a ratable portion of issuance costs, increased income attributable to common shareholders. All shares repurchased were retired prior to December 31, 2008.
The following series of preferred shares were outstanding as of December 31, 2010 (in thousands, except percentage data):

Description	Shares Outstanding	Dividend Rate	Optional Redemption Date	Liquidation Preference
Series J Preferred	396	6.625%	August 29, 2008	$99,058
Series K Preferred	598	6.500%	February 13, 2009	$149,550
Series L Preferred	796	6.600%	November 30, 2009	$199,075
Series M Preferred	673	6.950%	January 31, 2011	$168,272
Series N Preferred	435	7.250%	June 30, 2011	$108,630
Series O Preferred	720	8.375%	February 22, 2013	$179,955

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

All series of preferred shares require cumulative distributions and have no stated maturity date (although we may redeem all such preferred shares on or following their optional redemption dates at our option, in whole or in part).

(13)	Stock Based Compensation
We are authorized to issue up to 12.4 million shares of our common stock under our stock based employee and non-employee compensation plans.
Cash flows resulting from tax deductions in excess of recognized compensation cost from the exercise of stock options (excess tax benefits) were not significant in any period presented.
Fixed Stock Option Plans
We had options outstanding under five fixed stock option plans as of December 31, 2010. Additional grants may be made under one of those plans. Stock option awards granted under our stock based employee and non-employee compensation plans generally vest over five years at 20% per year and have contractual lives of ten years. Our most recent annual grant of stock options was in February 2008. The exercise price for stock option grants is set at the fair value of our common stock on the day of grant.
On June 7, 2010, we completed a one-time stock option exchange program, which was approved by our shareholders at our annual meeting, to allow the majority of our employees to surrender for cancellation their outstanding stock options in exchange for a lesser number of restricted stock units (“RSUs”) based on both the fair value of the options and the RSUs at the time of the exchange. As a result of the program, 4.4 million options were surrendered and cancelled and 1.2 million RSUs were granted.
The total compensation cost for the new RSUs, which is equal to the unamortized compensation expense associated with the related eligible unvested options surrendered, will be recognized over the applicable vesting period of the new RSUs. As the fair value of the RSUs granted was less than the fair value of the eligible options surrendered in exchange for the RSUs, each measured on June 7, 2010, there was no incremental expense recognized through the exchange program. The most significant assumption used in estimating the fair value of the surrendered options was the assumption for expected volatility, which was 70%. The volatility assumption was made based on both historical experience and our best estimate of future volatility. The assumption for dividend yield was 5% while the assumptions for expected term and risk-free rate varied based upon the remaining contractual lives of the surrendered options.
The following table summarizes transactions under our stock option plans as of December 31, 2010:

		2010
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value (1) (in Millions)
Outstanding, beginning of year	6,473,388	$27.96
Surrendered for exchange	(4,421,648)	$27.97
Exercised	—	$—
Forfeited	(14,596)	$27.88
Expired	(256,345)	$21.77
Outstanding, end of year	1,780,799	$28.82	4.71	$—
Options exercisable, end of year	1,305,583	$29.18	3.95	$—

(1)	Although this amount changes continuously based upon the market prices of the stock, none of the exercisable options outstanding had any pre-tax intrinsic value as of December 31, 2010.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Options granted in the year ended December 31, 2008 had a weighted average fair value per option of $1.76. As of December 31, 2010, there was $47,000 of total unrecognized compensation expense related to stock options granted under the plans, which is expected to be recognized over a weighted average remaining period of 1.8 years. The total intrinsic value of options exercised during the year ended December 31, 2008 was approximately $898,000. Compensation expense recognized for fixed stock option plans was $820,000, $2.6 million and $3.9 million for the years ended December 31, 2010, 2009 and 2008, respectively. The weighted average grant date fair value of options vested during the years ended December 31, 2010, 2009 and 2008 was $2.6 million, $3.0 million and $2.6 million, respectively.
The fair values of the options were determined using the Black-Scholes option-pricing model with the following assumptions:

2008
Dividend yield	6.75%
Volatility	20.0%
Risk-free interest rate	2.79%
Expected life	5 years
The risk free interest rate assumption is based upon observed interest rates appropriate for the term of our employee stock options. The dividend yield assumption is based on the history of and our present expectation of future dividend payouts. Our computation of expected volatility for the valuation of stock options granted in the year ended December 31, 2008 is based on historic, and our present expectation of future volatility over a period of time equal to the expected term. The expected life of employee stock options represents the weighted average period the stock options are expected to remain outstanding.
Restricted Stock Units
Under our 2005 Long-Term Incentive Plan and our 2005 Non-Employee Directors Compensation Plan approved by our shareholders in April 2005, RSUs may be granted to non-employee directors, executive officers and selected management employees. An RSU is economically equivalent to one share of our common stock. RSUs generally vest 20% per year over five years, have contractual lives of five years and are payable in shares of our common stock with a new share of such common stock issued upon each RSU’s vesting. However, RSUs granted to existing non-employee directors vest 100% over one year, and have contractual lives of one year. Also, RSUs granted on June 7, 2010 in exchange for stock options will vest, depending on the original terms of the surrendered options, in either June 2012 or June 2013. We recognize the value of the granted RSUs over this vesting period as expense.
The following table summarizes transactions for our RSUs, excluding dividend equivalents, for 2010:

Restricted Stock Units	Number of RSUs	Weighted Average Grant Date Fair Value
RSUs at December 31, 2009	1,683,606	$12.23
Granted	2,203,063	$10.86
Vested	(455,765)	$13.75
Forfeited	(52,065)	$10.99
RSUs at December 31, 2010	3,378,839	$11.15

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Compensation cost recognized for RSUs totaled $9.0 million, $7.3 million and $4.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

As of December 31, 2010, there was $12.6 million of total unrecognized compensation expense related to nonvested RSUs granted under the Plan, which is expected to be recognized over a weighted average period of 3.5 years.

(14)	Financial Instruments
We are exposed to capital market risk, such as changes in interest rates. In an effort to manage interest rate risk, we may enter into interest rate hedging arrangements from time to time. We do not utilize derivative financial instruments for trading or speculative purposes.
In November 2007, we entered into forward starting interest swaps with notional amounts appropriate to hedge interest rates on $300.0 million of anticipated debt offerings in 2009. The forward starting swaps were appropriately designated and tested for effectiveness as cash flow hedges. In March 2008, we settled the forward starting swaps and made a cash payment of $14.6 million to the counterparties. An effectiveness test was performed as of the settlement date and it was concluded that a highly effective cash flow hedge was still in place for the expected debt offering. Of the amount paid in settlement, approximately $700,000 was immediately reclassified to interest expense, as the result of partial ineffectiveness calculated at the settlement date. The net amount of $13.9 million was recorded in Other Comprehensive Income (“OCI”) and is being recognized through interest expense over the life of the hedged debt offering, which took place in May 2008. The remaining unamortized amount included as a reduction to accumulated OCI as of December 31, 2010 is $5.5 million.
In August 2005, we entered into $300.0 million of cash flow hedges through forward starting interest rate swaps to hedge interest rates on $300.0 million of anticipated debt offerings in 2007. The swaps qualified for hedge accounting, with any changes in fair value recorded in OCI. In conjunction with the September 2007 issuance of $300.0 million of senior unsecured notes, we terminated these cash flow hedges as designated. The settlement amount received of $10.7 million is being recognized to earnings through a reduction of interest expense over the term of the hedged cash flows. The remaining unamortized amount included as an increase to accumulated OCI as of December 31, 2010 is $7.2 million. The ineffective portion of the hedge was insignificant.
The effectiveness of our hedges is evaluated throughout their lives using the hypothetical derivative method under which the change in fair value of the actual swap designated as the hedging instrument is compared to the change in fair value of a hypothetical swap. We had no material interest rate derivatives, when considering both fair value and notional amount, at December 31, 2010.

(15)	Commitments and Contingencies
We have guaranteed the repayment of $95.4 million of economic development bonds issued by various municipalities in connection with certain commercial developments. We will be required to make payments under our guarantees to the extent that incremental taxes from specified developments are not sufficient to pay the bond debt service. Management does not believe that it is probable that we will be required to make any significant payments in satisfaction of these guarantees.

We also have guaranteed the repayment of secured and unsecured loans of six of our unconsolidated subsidiaries. At December 31, 2010, the maximum guarantee exposure for these loans was approximately $245.4 million. Included in our total guarantee exposure is a joint and several guarantee of the construction loan agreement of the 3630 Peachtree joint venture. A contingent liability in the amount of

DUKE REALTY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

$36.3 million was established in 2009 based on the probability of us being required to pay this obligation to the lender.
We lease certain land positions with terms extending to December 2080, with a total obligation of $103.6 million. No payments on these ground leases are material in any individual year.
We are subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect our consolidated financial statements or results of operations.

(16)	Subsequent Events
Declaration of Dividends
Our board of directors declared the following dividends at its regularly scheduled board meeting held on January 26, 2011:

Class	Quarterly Amount/Share	Record Date	Payment Date
Common	$0.17	February 14, 2011	February 28, 2011
Preferred (per depositary share):
Series J	$0.414063	February 14, 2011	February 28, 2011
Series K	$0.406250	February 14, 2011	February 28, 2011
Series L	$0.412500	February 14, 2011	February 28, 2011
Series M	$0.434375	March 17, 2011	March 31, 2011
Series N	$0.453125	March 17, 2011	March 31, 2011
Series O	$0.523438	March 17, 2011	March 31, 2011
In January and February 2011, we acquired an additional twelve buildings pursuant to our planned acquisition of the Premier Portfolio. These additional buildings were acquired for $115.7 million, which included the assumption of secured loans with a total face value of $90.8 million.